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Exhibit 3.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IKANOS COMMUNICATIONS, INC.
a Delaware corporation

        Ikanos Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

        1.     That the Corporation was originally incorporated on July 9, 2004 pursuant to the General Corporation Law.

        2.     Pursuant to Sections 242 and 245 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors of the Corporation.

        3.     Pursuant to Sections 228, 242 and 245 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the written consent of the stockholders of the Corporation.

        4.     Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this Corporation.

        5.     Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the "Filing Date"), each twelve (12) outstanding shares of the Corporation's Common Stock and each twelve (12) outstanding shares of the Corporation's Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and into one (1) share of the same series of Preferred Stock, respectively. Such combination shall be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share, with any such affected holder receiving payment from the Corporation for any such fractional shares.

        6.     The text of the Corporation's Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

        The name of the Corporation is Ikanos Communications, Inc.

ARTICLE II

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law as the same exists or may hereinafter be amended.

ARTICLE III

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

        1.     The Corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock." The Corporation is authorized to issue 100,000,000 shares of Common Stock, each with a par value of $0.001 per share. The Corporation is authorized to issue 15,843,667 shares of Preferred Stock, each with a par value of $0.001 per share, 347,250 of which are designated Series A Preferred Stock ("Series A Preferred"); 685,250 of which are designated Series B Preferred Stock ("Series B Preferred"); 3,775,000 of which are designated Series C Preferred Stock ("Series C Preferred"); 8,666,666 of which are designated Series D Preferred Stock ("Series D Preferred"); and 2,369,500 of which are designated Series E Preferred Stock ("Series E Preferred"). For the purpose of this Certificate of Incorporation, the term Preferred Stock shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, collectively.

        2.     Upon the automatic conversion of all outstanding shares of Preferred Stock in accordance with the provisions of Article V, Section 3.1(b) of this Certificate of Incorporation:

          (a)   The Corporation shall immediately thereafter be authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors of the Corporation (the "Board") is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

          (b)   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V

        The relative rights, preferences, privileges, and restrictions granted to or imposed upon the Common Stock and the Preferred Stock and the holders thereof are as follows:

SECTION 1.    DIVIDENDS.

        The holders of record of Common Stock (the "Common Holders") and the holders of record of Preferred Stock (the "Preferred Holders") shall be entitled to receive dividends out of funds legally available therefor, when, as, and if declared by the Board, provided that:

        1.2   Preferential Dividends.    The holders of record of Series E Preferred Stock (the "Series E Holders") shall be entitled to receive a non-cumulative, preferential dividend of $0.618 per fiscal year per share of Series E Preferred. The holders of record of Series D Preferred (the "Series D Holders") shall be entitled to receive a non-cumulative, preferential dividend of $0.30 per fiscal year per share of Series D Preferred. The holders of Series C Preferred (the "Series C Holders") shall be entitled to receive a non-cumulative, preferential dividend of $0.828 per fiscal year per share of Series C Preferred. The holders of record of Series B Preferred (the "Series B Holders") shall be entitled to receive a non-cumulative, preferential dividend of $1.896 per fiscal year per share of Series B Preferred. The holders of record of Series A Preferred (the "Series A Holders") shall be entitled to receive a non-cumulative, preferential dividend of $0.288 per fiscal year per share of Series A Preferred.

        1.3   Paid Ratably.    Such preferential dividends shall be paid ratably in proportion to the respective preference amounts and in preference and prior to any dividends paid with respect to the Common Stock. After such preferential dividends have been paid in full to such Preferred Holders for a given year, the Preferred Stock shall participate pro-rata with the Common Stock with respect to the receipt of any additional dividends on an as if converted to Common Stock basis.

        1.4   Non-cumulative.    Such preferential dividends shall be non-cumulative, and no right shall accrue to the Preferred Holders by reason of the fact that such dividends are not declared in any period.

SECTION 2.    LIQUIDATION RIGHTS.

        2.1   Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary:

          (a)   Series E Liquidation Preference.    The Series E Holders shall be entitled to receive a liquidation preference of $7.7232 per share of Series E Preferred (as adjusted for any stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date, with respect to the Series E Preferred) plus any declared but unpaid dividends thereon (the "Series E Liquidation Preference") prior and in preference to the payment of any amounts to Series D Holders, Series C Holders, Series B Holders, Series A Holders or Common Holders on account of any shares of Series D Preferred, Series C Preferred, Series B Preferred, Series A Preferred or Common Stock held by them. If the assets of the Corporation legally available for distribution to the stockholders (the "Assets") are insufficient to permit the payment in full of such Series E Liquidation Preference, then all of the Assets shall be distributed ratably among the Series E Holders in proportion to the full Series E Liquidation Preference such holders would have been entitled to receive under this subsection (a) had sufficient Assets remained to permit payment in full of such amount.

          (b)   Series D Liquidation Preference.    If, after the payment in full of the Series E Liquidation Preference any Assets remain, then the Series D Holders shall be entitled to receive a liquidation preference of $3.8112 per share of Series D Preferred (as adjusted for any stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date, with respect to the Series D Preferred) plus any declared but unpaid dividends thereon (the "Series D Liquidation Preference") prior and in preference to the payment of any amounts to Series C Holders, Series B Holders, Series A Holders or Common Holders on account of any shares of Series C Preferred, Series B Preferred, Series A Preferred or Common Stock held by them. If, following the payment in full of the Series E Liquidation Preference, the remaining Assets are insufficient to permit payment in full of the Series D Liquidation Preference, then the remaining Assets shall be distributed ratably among the Series D Holders in proportion to the full Series D Liquidation Preference that such holders would have been entitled to receive under this subsection (b) had sufficient Assets remained to permit payment in full of such amount.

          (c)   Series C, Series B and Series A Liquidation Preference.

              (i)  If, after payment in full of the Series E Liquidation Preference and the Series D Liquidation Preference any Assets remain, then the Series C Holders, Series B Holders and Series A Holders shall be entitled to receive the amounts set forth below prior and in preference to any payment on account of the Common Stock:

              (A)  The Series C Holders shall be entitled to receive a liquidation preference of $10.3368 per share of Series C Preferred (as adjusted for any stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date, with respect to the Series C Preferred) plus any declared but unpaid dividends thereon (the "Series C Liquidation Preference"); and

              (B)  The Series B Holders shall be entitled to receive a liquidation preference of $23.6712 per share of Series B Preferred (as adjusted for any stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date, with respect to the Series B Preferred) plus any declared but unpaid dividends thereon (the "Series B Liquidation Preference"); and

              (C)  The Series A Holders shall be entitled to receive a liquidation preference of $3.60 per share of Series A Preferred (as adjusted for any stock splits, stock dividends, capitalizations or the like occurring after the Filing Date, with respect to the Series A Preferred) plus any declared but unpaid dividends thereon (the "Series A Liquidation Preference").

             (ii)  If, following the payment in full of the Series E Liquidation Preference and the Series D Liquidation Preference, the remaining Assets are insufficient to permit the payment in full of the Series C Liquidation Preference, Series B Liquidation Preference and Series A Liquidation Preference, then the remaining Assets shall be distributed ratably among the Series C Holders, Series B Holders and Series A Holders in proportion to the full Series C Liquidation Preference, Series B Liquidation Preference and Series A Liquidation Preference that such holders would have been entitled to receive under this subsection (c) had sufficient Assets remained to permit payment in full of such amount.

          (d)   If, after payment in full of such Series E Liquidation Preference and full Series D Liquidation Preference, Series C Liquidation Preference, Series B Liquidation Preference and Series A Liquidation Preference any Assets remain, then the Common Holders shall be entitled to receive ratably the entire remaining Assets, if any.

        2.2   Merger or Sale of Assets.    For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include, without limitation: (A) any merger, reorganization, or consolidation of the Corporation with or into another entity by means of any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions do not hold, immediately after such transaction or series of related transactions (on account of capital stock held by them immediately prior thereto), stock representing at least a majority of the voting power of the surviving entity; (B) the closing of a transfer of securities (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation's securities), of the Corporation if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation; or (C) a sale of all or substantially all of the assets of this corporation. Accordingly, upon the consummation of any of the events described in (A)-(C) above, the Preferred Holders shall be entitled to receive the liquidation preference(s) described in (and subject to the provisions of) Section 2.1 hereof; provided that, the holders of two-thirds (2/3) of the voting power on an as converted to Common Stock basis, of the outstanding shares of the Preferred Stock, voting together as a single class on an as if converted to Common Stock basis, may waive the treatment of any transaction described in Section 2.2 as a liquidation, dissolution or winding up of the Corporation pursuant to this Section 2.2; provided, further, that such waiver will not impact the rights and preferences of the Series E Holders, unless unanimously agreed to by the holders of the Series E Preferred Stock.

        2.3   Non-Cash Consideration.    If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

          (a)   The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

              (i)  unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

             (ii)  if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

            (iii)  if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

          (b)   The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          (c)   Upon determination by a majority of the Board, the foregoing methods for valuing non-cash consideration to be distributed in connection with a liquidation, dissolution or winding up of the Corporation may be superceded by any determination of such value set forth in the definitive agreements governing such liquidation, dissolution or winding up of the Corporation.

        2.4   Repurchases. As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to (i) repurchases by the Corporation of shares of Common Stock held by employees, directors, or consultants upon termination of their employment or services, (ii) repurchases by the Corporation of shares of Common Stock held by employees, directors, or consultants pursuant to rights of first refusal held by the Corporation or (iii) in connection with settlements of disputes with stockholders; provided, that, any such repurchase is approved by the Board and, in the case of (i) or (ii) is pursuant to an agreement providing for the right of such repurchase.

SECTION 3.    CONVERSION.

        The Preferred Holders shall have conversion rights as follows (the "Conversion Rights"):

        3.1   Right to Convert; Automatic Conversion.

          (a)   Subject to Section 3.3, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock determined as set forth below.

        Each share of Series E Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $7.7232 (the "Original Series E Issue Price") by $7.7232 (as adjusted for stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date or otherwise as set forth in this Section 3 with respect to such series) (the "Series E Conversion Price") (the number of shares of Common Stock into which each shares of Series E Preferred may be converted is hereinafter referred to as the "Series E Conversion Rate").

Upon any decrease or increase in the Series E Conversion Price, as described in this Section 3, the Series E Conversion Rate shall be appropriately increased or decreased.

        Each share of Series D Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $3.8112 (the "Original Series D Issue Price") by $3.8112 (as adjusted for stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date or otherwise as set forth in this Section 3 with respect to such series) (the "Series D Conversion Price") (the number of shares of Common Stock into which each shares of Series D Preferred may be converted is hereinafter referred to as the "Series D Conversion Rate"). Upon any decrease or increase in the Series D Conversion Price, as described in this Section 3, the Series D Conversion Rate shall be appropriately increased or decreased.

        Each share of Series C Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $10.3368 (the "Original Series C Issue Price") by $10.3368 (as adjusted for stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date or otherwise as set forth in this Section 3 with respect to such series) (the "Series C Conversion Price") (the number of shares of Common Stock into which each shares of Series C Preferred may be converted is hereinafter referred to as the "Series C Conversion Rate"). Upon any decrease or increase in the Series C Conversion Price, as described in this Section 3, the Series C Conversion Rate shall be appropriately increased or decreased.

        Each share of Series B Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $23.6712 (the "Original Series B Issue Price") by $23.6712 (as adjusted for stock splits, stock dividends, recapitalizations or the like occurring after the Filing Date or otherwise as set forth in this Section 3 with respect to such series) (the "Series B Conversion Price") (the number of shares of Common Stock into which each shares of Series B Preferred may be converted is hereinafter referred to as the "Series B Conversion Rate"). Upon any decrease or increase in the Series B Conversion Price, as described in this Section 3, the Series B Conversion Rate shall be appropriately increased or decreased.

        Each share of Series A Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as determined by dividing $3.60 (the "Original Series A Issue Price") by $3.60 (as adjusted for stock splits, stock dividends, recapitalizations or the like or otherwise as set forth in this Section 3 with respect to such series) (the "Series A Conversion Price") (the number of shares of Common Stock into which each shares of Series A Preferred may be converted is hereinafter referred to as the "Series A Conversion Rate"). Upon any decrease or increase in the Series A Conversion Price, as described in this Section 3, the Series A Conversion Rate shall be appropriately increased or decreased.

        References herein to the "Conversion Price" of a particular series of Preferred Stock shall constitute references to the Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price or the Series A Conversion Price, as applicable and as the case may be. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the "Conversion Rate" for each such series.

          (b)   Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Rate immediately upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, as to the Corporation's Common Stock in an underwritten public offering; provided that the aggregate gross proceeds thereof (prior to deducting underwriter commissions and expenses) are not less than $25,000,000; and provided further that the price per share in such offering is at least $5.00.

          (c)   Each share of each series of Preferred Stock (other than shares of Series E Preferred, which shall not be subject to automatic conversion pursuant to this Section 3.1(c)) shall automatically be converted into shares of Common Stock at the then applicable Conversion Rate immediately upon the approval of such conversion by the written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of Preferred Stock (other than shares of Series E Preferred), voting together as a single class on an as if converted to Common Stock basis.

        3.2   Mechanics of Conversion.    Before any holder of shares of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3.1(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. (A Preferred Holder may not effect a transfer of shares pursuant to a conversion unless all applicable restrictions on transfer are complied with.) The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided above. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of subsection 3.1(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent or if no date is specified therein, the date of such consent, approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

        3.3   Conversion Price Adjustments.

          (a)   The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

              (i)  If, after the Filing Date, the Corporation shall issue (or be deemed to have issued) any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series E Conversion Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Conversion Price in effect for the Series E Preferred Stock immediately prior to each such issuance (or deemed issuance) shall (except as otherwise provided in this clause (i)) be adjusted, concurrently with the issuance (or deemed issuance) of such Additional Stock, to:

      a price (calculated to the nearest cent) determined by multiplying such Conversion Price for the Series E Preferred Stock by a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) of Additional Stock plus (b) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock would purchase at such Conversion Price in effect immediately prior to such issuance (or deemed issuance) of Additional Stock, and the denominator of which shall be (c) the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) of Additional Stock plus (d) the total number of shares of such Additional Stock issued or deemed to have been issued.

             (ii)  If, after the Filing Date, the Corporation shall issue (or be deemed to have issued) any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Conversion Price in effect for the affected series of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock immediately prior to each such issuance (or deemed issuance) shall (except as otherwise provided in this clause (ii)) be adjusted, concurrently with the issuance (or deemed issuance) of such Additional Stock, to:

      a price (calculated to the nearest cent) determined by multiplying such Conversion Price in effect for the affected series of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock by a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) of Additional Stock plus (b) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock would purchase at the Series D Conversion Price in effect immediately prior to such issuance (or deemed issuance) of Additional Stock, and the denominator of which shall be (c) the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) of Additional Stock plus (d) the total number of shares of such Additional Stock issued or deemed to have been issued.

For the purpose of the above calculation in this Section 3.3(a)(ii), the Series A Conversion Price will not be adjusted unless, after the Filing Date, the Corporation shall issue (or be deemed to have issued) any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock.

            (iii)  For the purpose of the above calculations in Sections 3.3(a)(i) and (ii), the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully converted into or exercised for shares of Common Stock immediately prior to such issuance (or deemed issuance) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of such Conversion Price resulting from the issuance (or deemed issuance) of the Additional Stock causing the adjustment in question. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment. Except to the limited extent provided for in Sections 3.3(a)(v)(C), 3.3(a)(v)(D) and 3.3(d), no adjustment of such Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

            (iv)  In the case of the issuance (or deemed issuance) of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

             (v)  In the case of the issuance (or deemed issuance) of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board irrespective of any accounting treatment.

            (vi)  In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

              (A)  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3.3(a)(v) and 3.3(a)(vi)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

              (B)  the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3.3(a)(v) and 3.3(a)(vi));

              (C)  In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price in effect at the time for each series of Preferred Stock shall forthwith be readjusted, if applicable, to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights or securities, if any, not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

              (D)  Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for each series of Preferred Stock shall forthwith be readjusted, if applicable, to such Conversion Price as would have been obtained had the adjustment, if any, that was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

           (vii)  If shares of Common Stock are issued together with other securities for consideration that covers both, the proportion of such consideration to be allocated to the Common Stock shall be determined in good faith by the Board.

          (b)   Special Definitions.

              (i)  "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3.3(a)(vii)) by the Corporation after the Filing Date other than:

              (A)  Common Stock issued pursuant to a stock split, subdivision, or other transaction described in Section 3.3(c) below.

              (B)  Common Stock (or options, warrants, or other convertible securities therefor) issued or issuable to employees, officers, or directors of, or consultants to, the Corporation, for the primary purpose of soliciting or retaining their services pursuant to incentive agreements, stock option plans, stock bonuses or awards, or incentive contracts approved by the Board, together with such additional number of Shares as may be approved by: (1) at least two-thirds (2/3) of the members of the Board (not including any vacancies which may then exist); or (2) the holders of at least two-thirds (2/3) of the voting power of the Preferred Stock voting together as a single class;

              (C)  Common Stock or Preferred Stock (or options, warrants, or other convertible securities therefor) issued in connection with a bona fide business acquisition of another corporation by merger, or the purchase of all or substantially all of such other corporation's assets, or other reorganization, provided that such transactions are approved by a majority of the members of the Board (not including any vacancies which may then exist;

              (D)  Common Stock issued in a registered public offering under the Securities Act;

              (E)  Common Stock issued or issuable upon conversion of the Preferred Stock;

              (F)  Common Stock or Preferred Stock (or options, warrants, or other convertible securities therefor) issued to (1) strategic partners, financial institutions or lessors primarily in connection with commercial credit arrangements, equipment financings, or other commercial transactions provided such issuances are for other than primarily equity financing purposes and are approved by a majority of the members of the Board (not including any vacancies which may then exist; and

              (G)  Shares of Series E Preferred issued and sold for a consideration per share equal to at least the Original Series E Issue Price (or options, warrants or other convertible securities therefor).

          (c)   In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share shall be increased in proportion to such increase of outstanding shares determined by taking Section 3.3(a)(vii) into account.

          (d)   If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share shall be decreased in proportion to such decrease in outstanding shares.

          (e)   Notwithstanding any provision herein or elsewhere to the contrary, all shares of Series E Preferred Stock issued by the Corporation pursuant to the exercise of a warrant (or similar instrument) will be convertible into shares of Common Stock utilizing the Series E Conversion Price in effect on the date that such shares of Series E Preferred Stock are converted pursuant to the provisions of this Section 3, regardless of whether or not such shares of Series E Preferred Stock were issued as a result of the exercise of such warrant (or similar instrument) before, concurrent with, or following an adjustment to the Series E Conversion Price hereunder.

        3.4   Other Distributions.    In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3.3(c), then, in each such case and subject to Section 1, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

        3.5   Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3, or in Section 2), provision shall be made (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding, voting together as a single class) so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, such shares or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of shares of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        3.6   No Impairment.    The Corporation will not, by amendment of its articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment; provided that in any event, any provision of this Section may be amended with the approval of the holders of Preferred Stock as provided for in Section 4.3.

        3.7   No Fractional Shares and Certificate as to Adjustments.

          (a)   No fractional shares shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock.

          (b)   Upon the occurrence of each adjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of the series of Preferred Stock with respect to which the Conversion Price is being adjusted a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Preferred Holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price at the time in effect for each series of Preferred Stock, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

        3.8   Notices of Record Date.    In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        3.9   Reservation of Shares Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

        3.10 Notices.    Any notice required by the provisions of this Section to be given to the holders of shares of Preferred Stock shall be deemed to be delivered three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at his address appearing on the stock transfer books of the Corporation.

        3.11 Waiver of Adjustment to Conversion Price.    Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock; provided, however, that such waiver will not be effective as to the Series E Preferred held by the Series E Holders, unless unanimously agreed to by the holders of the Series E Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

SECTION 4.    VOTING RIGHTS.

        4.1   Voting Rights.

          (a)   Restricted Class Voting.    Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          (b)   No Series Voting.    Other than as provided herein or required by law, there shall be no series voting.

          (c)   Common Stock.    Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

          (d)   Preferred Stock.    Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

          (e)   Cumulative Voting.

              (i)  If and only for so long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation's stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

             (ii)  Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no stockholder will be permitted to cumulate votes at any election of directors notwithstanding anything to the contrary in this Certificate of Incorporation.

          (f)    Election of Directors.    So long as any shares of Preferred Stock remain outstanding, the authorized number of directors shall be seven (7) and shall be elected as follows: (a) the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, voting together as a separate class and on an as-if converted to Common Stock basis, shall be entitled to elect one (1) member of the Company's Board; (b) the holders of the Series C Preferred Stock and Series D Preferred Stock, voting together as separate class and on an as-if converted to Common Stock basis, shall be entitled to elect one (1) member of the Company's Board; (c) the holders of the Common Stock shall be entitled to elect two (2) members of the Company's Board; (d) the holders of the Preferred Stock, voting together as a single class and on an as-if converted to Common Stock basis, shall be entitled to elect two (2) members of the Company's Board; and (e) all remaining directors shall be elected by the holders of the Preferred Stock and Common Stock, voting together as a single class and on an as-if converted to Common Stock basis. In case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 4.1, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. In accordance with the Delaware General Corporation Law, any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, without cause, by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of the stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent in accordance with the Delaware General Corporation Law.

        4.2   Protective Provisions.

          (a)   So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of two-thirds (2/3) of the voting power of the outstanding shares of the Preferred Stock, voting together as a single class and not as separate series, on an as if converted to Common Stock basis:

              (i)  Amend the Certificate of Incorporation or Bylaws of the Corporation;

             (ii)  Approve any adverse change to the rights, preferences, privileges, or restrictions of any series of Preferred Stock;

            (iii)  Authorize any new class or series of shares or securities, or reclassify any outstanding shares or securities convertible into shares or securities, where such new class or series of shares or securities or such reclassified outstanding shares or securities would have rights, preferences or privileges over or be on a parity with any series of Preferred Stock;

            (iv)  Increase or decrease (other than decreases resulting from the conversion of Preferred Stock) the total number of shares of Preferred Stock or Common Stock;

             (v)  Effect any merger, reorganization, or consolidation of the Corporation with or into one or more other corporations (other than a merger exclusively to effect a change of domicile of the Corporation);

            (vi)  Sell all, or substantially all, of the assets of the Corporation;

           (vii)  Liquidate, dissolve or wind up the Corporation;

          (viii)  Declare or pay any dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or on any series of Preferred Stock;

            (ix)  Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Preferred Stock, other than repurchases of Common Stock at cost upon termination of service of consultants, employees or directors of the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares upon termination or the exercise by the Corporation of contractual rights of first refusal over such shares;

             (x)  Authorize any change in the number of authorized directors from seven (7); or

            (xi)  Exclusively license or sublicense to any third party all or substantially all of the Corporation's intellectual property, or agree to do the same.

          (b)   Without the unanimous approval of the holders of the outstanding shares of the Series E Preferred, voting together as a single class, the Corporation shall not amend, modify or otherwise make a change to and shall not permit the amendment, modification or other making of a change to (i) the rights, preferences, privileges, or restrictions of the Series E Preferred, including an increase or decrease (other than decreases resulting from the conversion of Series E Preferred

  Stock) in the total number of shares of Series E Preferred Stock, or (ii) the Certificate of Incorporation or Bylaws of the Corporation in a manner which would directly or indirectly adversely effect the ranking, relative rights, preferences, privileges and/or restrictions of the Series E Preferred as compared to the Common Stock and the other series of Preferred Stock of the Corporation in existence on the date of the filing of this Certificate of Incorporation, including without limitation, changes which would adversely effect the dividend rights, redemption rights, conversion rights, and/or rights upon a liquidation, dissolution or winding up of the Corporation as compared to the rights of the Common Stock and the other series of Preferred Stock of the Corporation in existence on the date of the filing of this Certificate of Incorporation.

        4.3   Reissuance of Preferred Stock.    In the event that any shares of Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

        4.4   Aggregation of Stock.    All shares of Common Stock or Preferred Stock held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Certificate of Incorporation.

SECTION 5.    REDEMPTION.

        5.1   At any time after March 4, 2009, and upon the affirmative vote of the holders of at least 70% of the then outstanding shares of Series E Preferred, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series E Preferred which have not been converted into Common Stock pursuant to Section 3 hereof, in three (3) equal annual installments (each a "Redemption Date"). The Corporation shall redeem the shares of Series E Preferred by paying in cash an amount per share equal to the Original Series E Issue Price for such Series E Preferred, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the "Redemption Price"). The number of shares of Series E Preferred that the Corporation shall be required under this Section 5 to redeem on any one (1) Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series E Preferred outstanding immediately prior to the Redemption Date by; (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that the Corporation may at any time (so long as there exist funds legally available therefore) in its sole discretion elect to accelerate the redemption of all (but not less than all) then outstanding shares of Series E Preferred so that such redemption occurs prior to the next scheduled Redemption Date (on the date of the Corporation's choosing); further provided, however, that in the event less than 750,000 shares of Series E Preferred remain outstanding as of March 4, 2009, then, upon the affirmative vote of the holders of at least 70% of the then outstanding shares of Series E Preferred, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series E Preferred at the first Redemption Date. If the funds legally available for redemption of the Series E Preferred shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation shall effect such redemption pro rata among the holders of the Series E Preferred so that each holder of Series E Preferred shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series E Preferred held by such holder with each number multiplied by the Redemption Price of each share of Series E Preferred held by such holder, and the denominator of which is the number of shares of Series E Preferred outstanding multiplied by the Redemption Price of each such outstanding share of Series E Preferred.

        5.2   Any redemption effected pursuant to Section 5.1 shall be made on a pro rata basis among the holders of the Series E Preferred in proportion to the shares of Series E Preferred then held by them.

        5.3   In the event that at least 70% of the then outstanding shares of Series E Preferred affirmatively vote to redeem the outstanding shares of Series E Preferred pursuant to the terms of this

Section 5, then at least fifteen (15), but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series E Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided herein, on or after the Redemption Date each holder of Series E Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

        5.4   From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series E Preferred Stock designated for redemption in the Redemption Notice as holders of Series E Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series E Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series E Preferred Stock. The shares of Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series E Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

        5.5   On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Series E Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 5.3 above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 5.5 for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 3 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 5.5 remaining unclaimed at the expiration of two (2) years following the

Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

SECTION 6.    NOTICES.    Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if (a) deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation, or (b) sent via facsimile or electronic delivery to holders of Preferred Stock if facsimile or electronic delivery contact information for such holders of Preferred Stock is available and has been provided by such holders to the Corporation.

SECTION 7.    BOARD OF DIRECTORS.    The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

SECTION 8.    NO ACTION BY WRITTEN CONSENT OF STOCKHOLDERS.    Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

SECTION 9.    SPECIAL MEETINGS.    Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Board and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

SECTION 10.    ADVANCE NOTICE PROVISIONS.    Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

        A.    Limitation of Directors' Liability.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

        B.    Indemnification of Corporate Agents.    The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

        C.    Repeal or Modification.    Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this

Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

        1.     Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of then outstanding Preferred Stock to elect additional directors under specified circumstances, the number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation.

        2.     The provisions of this paragraph shall be effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The Board shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

        3.     The provisions of this paragraph shall be effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of Preferred Stock then outstanding. Unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director's term of office expires.

        4.     Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statue, by this Certificate of Incorporation or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE IX

        1.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, provided that the Board of Directors of the Corporation has obtained the approval of the holders of the Preferred Stock as may be required by Section 4.2 of Article V.

        2.     Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66?% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE X

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

        Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66?% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XI, Section 4.1(e) of Article V, Section 7 of Article V, Section 8 of Article V, Section 9 of Article V, Section 10 of Article V, Article VI, Article VII, Article VIII or Article IX.

        IN WITNESS WHEREOF, Ikanos Communications, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Arthur F. Schneiderman, Esq., a duly authorized officer of the Corporation, on                , 2005.

Arthur F. Schneiderman, Esq. Secretary

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  Exhibit 3.5